As filed with the Securities and Exchange Commission on March 15, 2021

Registration No. 333-241707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 2,

ON FORM S-8, TO FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CLEVER LEAVES HOLDINGS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

489 Fifth Avenue, 27th Floor New York, New York	10017
(Address of principal executive offices)	(Zip Code)

CLEVER LEAVES INTERNATIONAL INC. (F/K/A NORTHERN SWAN HOLDINGS, INC.)

2018 OMNIBUS INCENTIVE COMPENSATION PLAN, AS AMENDED

NON-PLAN STOCK OPTION GRANT AGREEMENTS

(Full title of the plans)

Kyle Detwiler

489 Fifth Avenue, 27th Floor

New York, New York 10017

(646) 880-4382

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David M. Kastin, Esq. Clever Leaves Holdings Inc. 489 Fifth Avenue, 27th Floor New York, New York 10017 (646) 880-4382	Pamela L. Marcogliese, Esq. Lori D. Goodman, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 (212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, without par value, issuable under outstanding stock options granted pursuant to the Clever Leaves International Inc. (f/k/a Northern Swan Holdings, Inc.) 2018 Omnibus Incentive Compensation Plan, as amended	741,799	N/A	N/A	N/A
Common shares, without par value, issuable under outstanding stock options granted pursuant to the Non-Plan Stock Option Grant Agreements	41,841	N/A	N/A	N/A
Total	783,640	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 2 on Form S-8 (this “Post-Effective Amendment”) covers common shares, without par value (the “Shares”), of Clever Leaves Holdings Inc. (the “Registrant”), originally registered on its Registration Statement on Form S-4 (No. 333-241707) (as amended, the “Original Registration Statement”), to which this filing is a post-effective amendment. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Post-Effective Amendment shall also cover any additional Shares which become issuable under (i) the Clever Leaves International Inc. (f/k/a Northern Swan Holdings, Inc.) 2018 Omnibus Incentive Compensation Plan, as amended (the “2018 Plan”), and (ii) the Non-Plan Stock Option Grant Agreements (the “Non-Plan Agreements” and, together with the 2018 Plan, the “Plans”) being registered pursuant to this Post-Effective Amendment by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Shares.
(2)	The registration fee in respect of the Shares was paid previously at the time of filing the Original Registration Statement.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed solely for the purpose of (i) updating the cover page and the Calculation of Registration Fee table set forth in the Post-Effective Amendment No. 1 on Form S-8 filed with the Commission on February 26, 2021 to reflect the allocation of the total Shares issuable under outstanding stock options granted pursuant to the 2018 Plan and the Non-Plan Agreements, and (ii) including a form of Non-Plan Agreement as Exhibit 10.4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Post-Effective Amendment in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants (“participants”) in the Plans covered by this Post-Effective Amendment, as specified by the U.S. Securities and Exchange Commission (the “Commission”), pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated as of their respective dates in this Post-Effective Amendment by reference:

●	the Registrant’s prospectus filed with the Commission on February 1, 2021, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-252241);

●	the Registrant’s Current Reports on Form 8-K, filed with the Commission on December 22, 2020, December 23, 2020, December 28, 2020, January 15, 2021 and February 22, 2021; and

●	the description of the Registrant’s Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 18, 2020 (File No. 001-39820), including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission, and other documents or information deemed furnished but not filed under the rules of the Commission), prior to the filing of a post-effective amendment to this Post-Effective Amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities

Not required.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Under the Business Corporations Act (British Columbia) (“BCA”), a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

The Registrant’s amended and restated articles (the “Articles”) require the Registrant to indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Articles. Subject to the BCA, the Registrant may also indemnify any other person. In addition, the Articles specify that failure of an eligible party to comply with the provisions of the BCA or the Articles, or if applicable, any former legislation or articles, will not invalidate any indemnity to which he or she is entitled. The Articles also allow for the Registrant to purchase and maintain insurance for the benefit of specified eligible parties.

The Registrant entered into indemnity agreements with the Registrant’s directors and certain officers (the “Nominees”). Subject to certain limited exceptions, the indemnity agreements provide indemnification for all liabilities or obligations imposed upon or incurred by each Nominee and his or her heirs, executors, administrators and personal representatives (each, an “indemnitee” and, collectively, the “indemnitees”) at law, in equity or under any statute or regulation and all expenses in relation to any claim, action, proceeding, investigation, or order whether civil, criminal or administrative and whether made or commenced by any person by reason of: (i) the Nominee being or having been a director, alternate director, officer or a person in an equivalent position of the Registrant or any associated corporation (as defined in the BCA), or (ii) any act or omission, whether or not negligent, of the Nominee acting as a director, alternate director, officer or a person in an equivalent position of the Registrant or any associated corporation, including without limitation, legal fees and disbursements and all costs of investigation and defense incurred by the indemnitees as permitted by applicable law and pursuant to the indemnity agreement.

The Registrant may purchase insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits listed on the exhibit index at the end of this Post-Effective Amendment are included in this Post-Effective Amendment.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Post-Effective Amendment (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Post-Effective Amendment; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Post-Effective Amendment or any material change to such information in this Post-Effective Amendment.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Post-Effective Amendment.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Articles of Clever Leaves Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 23, 2020).

4.1	Specimen Common Share Certificate of Clever Leaves Holdings Inc. (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-241707) filed with the Commission by the Registrant on November 9, 2020).

4.2	Specimen Warrant Certificate of Clever Leaves Holdings Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-241707) filed with the Commission by the Registrant on November 9, 2020).

4.3	Warrant Agreement, dated December 10, 2018, between Schultze Special Purpose Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-38760) filed with the Commission by Schultze Special Purpose Acquisition Corp. on December 14, 2018).

4.4	Assignment, Assumption and Amendment Agreement, dated as of December 18, 2020, among Clever Leaves Holdings Inc., Schultze Special Purpose Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Current Report on Form 8-K (File No. 001-39820) filed with the Commission by the Registrant on December 28, 2020).

5.1*	Opinion of Dentons Canada LLP, counsel to the Registrant, regarding the legality of the securities being offered hereby (including consent).

10.1	Clever Leaves International Inc. (f/k/a Northern Swan Holdings, Inc.) 2018 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-241707) filed with the Commission by the Registrant on September 11, 2020).

10.2	Amendment No. 1 to Clever Leaves International Inc. (f/k/a Northern Swan Holdings, Inc.) 2018 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.32 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-241707) filed with the Commission by the Registrant on September 11, 2020).

10.3	Amendment No. 2 to Clever Leaves International Inc. (f/k/a Northern Swan Holdings, Inc.) 2018 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.33 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-241707) filed with the Commission by the Registrant on September 11, 2020).

10.4*	Form of Non-Plan Stock Option Grant Agreement.

23.1*	Consent of BDO Canada LLP.

23.2*	Consent of Marcum LLP.

23.3*	Consent of Dentons Canada LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to the signature page to the Post-Effective Amendment No. 1 on Form S-8 (File No. 333-241707) filed with the Commission by the Registrant on February 26, 2021).

*	Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 15th day of March, 2021.

CLEVER LEAVES HOLDINGS INC.

By:	/s/ Kyle Detwiler
	Name:	Kyle Detwiler
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kyle Detwiler	Chief Executive Officer and Chairman of the Board	March 15, 2021
Kyle Detwiler	(Principal Executive Officer)

*	Chief Financial Officer	March 15, 2021
Henry R. Hague, III	(Principal Financial and Accounting Officer)

*	Director	March 15, 2021
Etienne Deffarges

*	Director	March 15, 2021
Elisabeth DeMarse

*	Director and President	March 15, 2021
Andres Fajardo

*	Director	March 15, 2021
Gary M. Julien

*	Kyle Detwiler signs this Post -Effective Amendment No. 2 to the Registration Statement on behalf of the indicated persons for whom he is attorney-in-fact, pursuant to the power of attorney included on the signature page of the Post -Effective Amendment No. 1 to the Registration Statement filed with the Commission on February 26, 2021.

By:	/s/ Kyle Detwiler
Kyle Detwiler
Attorney-in-fact

Dated: March 15, 2021